Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

FCSTONE GROUP, INC.

The undersigned, FCStone Group, Inc., a Delaware corporation (the “Corporation”), for the purpose of amending the Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment of Certificate of Incorporation and does hereby certify that:

I. The name of the Corporation is FCStone Group, Inc.

II. The following resolution proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation sets forth the amendment adopted:

RESOLVED, that Article IV of the Certificate of Incorporation of FCStone Group, Inc. be amended by deleting said Article in its entirety and substituting in lieu thereof the following new Article IV:

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation shall have the authority to issue is 120,000,000 shares, of which:

(a) 100,000,000 shares shall be shares of Common Stock, par value $0.0001 per share (“Common Stock”); and

(b) 20,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

The Common Stock and the Preferred Stock collectively are referred to as the “Capital Stock.”

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III. Such amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware Corporation Law, as amended.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its President and attested by its Secretary as of January 14, 2009, and each of them does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
Paul G. Anderson,
President and Chief Executive Officer

ATTEST:

/s/ David A. Bolte
David A. Bolte,
Secretary